SECOND AMENDMENT TO
STOCK PURCHASE AGREEMENT

THIS SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT (this “Amendment”), is made and entered into as of April 28, 2014, by and between MIDDLEBURG FINANCIAL CORPORATION (the “Corporation”) and DAVID L. SOKOL (the “Purchaser”).

W I T N E S S E T H:

WHEREAS, the Corporation and the Purchaser are parties to that certain Stock Purchase Agreement, dated as of March 27, 2009, as amended October 27, 2010 (the “Stock Purchase Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Stock Purchase Agreement), pursuant to which the Purchaser acquired and the Corporation sold shares of the Corporation’s common stock to the Purchaser; and

WHEREAS, Section 7(a) of the Stock Purchase Agreement provides that the Corporation is obligated to prepare and file with the Securities and Exchange Commission a registration statement under the 1933 Act covering the resale of the Shares (i) upon receipt of a Demand Notice by the Purchaser during the five-year period ended March 27, 2014 or (ii) if Purchaser does not deliver a Demand Notice, following the expiration of such five-year period; and

WHEREAS, the Corporation and the Purchaser desire to amend the Stock Purchase Agreement to (i) extend the period during which the Purchaser may submit a Demand Notice and (ii) remove the requirement that the Company file a Shelf Registration Statement upon the expiration of the original five-year period.

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of all of which are acknowledged, the Corporation and the Purchaser agree as follows:

1.           Amendment. Section 7 of the Stock Purchase Agreement is hereby amended by deleting that section in its entirety and substituting therefore the following:

7.    Registration Rights.

(a) Subject to the terms and conditions of this Agreement, the Corporation covenants and agrees that, for so long as the Purchaser owns in aggregate at least 4.9% or more of all of the outstanding shares of the Corporation’s common stock, the Corporation shall, as promptly as practicable following the receipt of a Demand Notice (defined below) from Purchaser (and in any event no later than 90 days after the Corporation’s receipt of the Demand Notice), prepare and file with the SEC a shelf registration statement on Form S-3, or such other form required by the SEC (a “Shelf Registration Statement”), covering the Shares (or otherwise designate an existing Shelf Registration Statement filed with the SEC to cover the Shares). In such event, to the extent a Shelf Registration Statement has not theretofore been declared effective, the Corporation shall use its reasonable best efforts to cause such Shelf Registration Statement to be declared or to become effective and to keep such Shelf Registration Statement continuously effective and in compliance with the 1933 Act and usable for resale of the Shares until such time as Purchaser no longer holds any Shares. So long as Purchaser holds any Shares, the Corporation shall, prior to the expiration of any Shelf Registration Statement covering the Shares, prepare and file with the SEC a successor Shelf Registration Statement covering the Shares (or otherwise designate an existing Shelf Registration Statement filed with the SEC to cover the Shares), and shall use its reasonable best efforts to cause such Shelf Registration Statement to be declared or to become effective prior to such expiration date, to keep such Shelf Registration Statement continuously effective and in compliance with the 1933 Act and usable for resale of the Shares until such time as Purchaser no longer holds any Shares, and to take all actions reasonably necessary to permit Purchaser to make public offers and sales of such Shares.

(b) For purposes of this Section 7, a “Demand Notice” shall mean a written communication by Purchaser that requests the registration of all, but not less than all, of the Shares then held by Purchaser.

(c) Purchaser’s rights under this Section 7 are not assignable or transferrable by action of law or otherwise.

2.           Effect of Amendment.  Except as set forth expressly herein, all terms of the Stock Purchase Agreement, as amended hereby, shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the parties.

3.           Governing Law.   This Amendment shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Virginia.

4.           Counterparts.  This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument.  Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in pdf form shall be as effective as delivery of a manually executed counterpart hereof.

5.           Binding Nature.  This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns.

6.           Entire Understanding.  This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

 [Signature Pages To Follow]

IN WITNESS WHEREOF, the parties below have caused this Agreement to be executed as of the date first written above.

PURCHASER

Date: April 28, 2014                    By:    /s/ David L. Sokol
David L. Sokol

MIDDLEBURG FINANCIAL CORPORATION

Date: April 25, 2014                    By:    /s/ Gary R. Shook
Gary R. Shook
President and Chief Executive Officer

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